EXHIBIT 99.1



PRESS RELEASE                                       Source: Tag-It Pacific, Inc.


         TAG-IT PACIFIC, INC. COMPLETES $14.5 MILLION CREDIT FACILITY TO
               RETIRE ITS CONVERTIBLE NOTES AND EXPAND OPERATIONS

Wednesday June 27, 2007

LOS ANGELES--(BUSINESS WIRE)--Tag-It Pacific, Inc. (AMEX: TAG), brand owner of Talon(R) zippers and a full service outsourced trim management supplier for manufacturers of fashion apparel, today announced the completion of a $14.5 million debt facility to provide for the retirement of its existing convertible notes payable and for its future operating growth.

Effective June 27, 2007 Tag-It Pacific, Inc. entered into a Revolving Credit and Term Loan Agreement with Bluefin Capital, LLC providing for a $5.0 million revolving credit loan and a $9.5 million term loan for a three-year period ending June 30, 2010. Upon closing, $12,500,000 of the proceeds were restricted or held in escrow to pay in-full the Company's existing convertible notes that are due in November 2007. Repayment of these convertible notes will be made at an earlier date if the note holders waive a pre-payment penalty. In connection with the transaction, the Company also retired $1.0 million of other indebtedness that was formerly payable on demand.

"We are very pleased to complete this important transaction," stated Stephen Forte, Chief Executive Officer of Tag-it. "This substantial credit facility reflects a major accomplishment and positioning of the Company to achieve our strategic objectives, and is reflective of the confidence of the Company and its partners in our future. In addition to the retirement of the convertible notes, this facility also provides us with additional operating funds to continue our rapid expansion of Talon brand products through the addition of new offices and facilities throughout the world," Mr. Forte concluded.

The revolving credit portion of the facility permits borrowings based upon a formula including the Company's receivables and inventory, and provides for interest payments at prime plus 2%. The term loan bears interest at 8 1/2% annually with monthly interest payments. Both of the notes are secured by all of the assets of the Company and mature on June 30, 2010. The debt agreement provides for the issuance to the lender of 1,500,000 shares of Tag-It Pacific, Inc. common stock and the issuance of 2,100,000 warrants for the purchase of Tag-It common stock at prices ranging from 105% to 125% of the Company's closing per share market price during the last 20 days.

Tag-It distributes zippers under its Talon(R) brand name to manufacturers for apparel brands and retailers such as Levi Strauss & Co., Wal-Mart and JCPenney. Tag-It also supplies a full range of trim items to manufacturers of fashion apparel, specialty retailers, mass merchandisers, brand licensees and major retailers, including Levi Strauss & Co., Motherworks, Express, The Limited, New York & Co., Victoria's Secret and House of Dereon, among others.

FORWARD-LOOKING STATEMENTS:

With the exception of the historical information, this press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward-looking statements in this press release include the projected effects of our actions and Talon brand growth strategy in future periods. Factors which could cause actual results to differ materially from these forward-looking statements include the risks of doing business in foreign countries, our ability to acquire new customers for our Talon brand products, an unfavorable outcome in litigation in which we are party, the unanticipated loss of one or more major customers, economic conditions, pricing pressures and other competitive factors and our management of the growth strategy. These and other risks are more fully described in our filings with the Securities and Exchange Commission including the Company's most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


CONTACT:
Tag-It Pacific, Inc.
Rayna Long, 818-444-4128
rlong@tagitpacific.com


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